Form S-8 Table of Contents

Exhibit 23.1

Consent of Independent Registered Public Accountants

The Board of Directors
SeaBright Insurance Holdings, Inc.

        We consent to the use of our reports dated March 23, 2006 with respect to the consolidated balance sheets of SeaBright Insurance Holdings, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2005 and 2004 and for the period from June 19, 2003 (inception) through December 31, 2003 and all related financial statement schedules and our reports dated September 14, 2004, with respect to the combined balance sheet of Predecessor as of December 31, 2002 and the related combined statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the nine months ended September 30, 2003 and for the year ended December 31, 2002 and all related financial statement schedules, which reports appear in the December 31, 2005, annual report on Form 10-K of SeaBright Insurance Holdings, Inc., incorporated herein by reference.

        Our report on the combined financial statements of the Predecessor refers to the Predecessor’s adoption of the provisions of the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles.

/s/ KPMG LLP

Seattle, Washington
May 25, 2006